Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES FIRST-QUARTER 2016 RESULTS

•	Compared to fourth-quarter 2015, total Company volumes were up 10%, with Proppant Solutions volumes up 12% and Industrial & Recreational volumes up 6%

•	71% of Northern White frac sand volumes shipped via unit train

•	Revenues of $145.5 million up 8% sequentially

•	Net loss of $11.8 million, with Adjusted EBITDA of $10.0 million, up from $4.7 million of Adjusted EBITDA in fourth-quarter 2015

•	In second-quarter 2016, approximately $70 million of the Company’s B-1 term loan was extended to July 2018, reducing March 2017 maturity to $17 million

CHESTERLAND, Ohio – May 10, 2016 – Fairmount Santrol (NYSE: FMSA), a leading provider of high-performance sand and sand-based products, today announced results for the first quarter of 2016.

First-Quarter 2016 Results

First-quarter 2016 revenues were $145.5 million, up 8% from $134.9 million in the fourth quarter of 2015, and down 52% from $301.5 million for the same period in 2015. Overall volumes sold were 2.1 million tons for the quarter, an increase of 10% from 1.9 million tons in the fourth quarter of 2015 and a decline of 8% from 2.3 million tons in the first quarter of 2015.

Adjusted EBITDA for the first quarter, which excludes stock compensation expense of $1.7 million, was $10.0 million compared with $4.7 million in the fourth quarter of 2015. Fourth-quarter 2015 Adjusted EBITDA excluded the impact from stock compensation expense, restructuring costs and impairment charges totaling $74.4 million. The sequential increase in Adjusted EBITDA was largely due to higher overall volumes and the realization of continued cost reduction efforts.

For first-quarter 2016, the Company had a net loss of $11.8 million, or $(0.07) per diluted share, compared with a net loss of $90.8 million, or $(0.56) per diluted share, in the fourth quarter of 2015. Net income for first- quarter 2015 was $30.8 million, or $0.18 per diluted share.

“We are encouraged by our first-quarter performance, as we were able to increase volumes sequentially in both our Proppant Solutions and Industrial & Recreational segments while continuing to improve our efficiencies and reduce our costs across all categories,” said Jenniffer Deckard, President and Chief Executive Officer. “Our differentiated capabilities and strong customer relationships, combined with the hard work and resilience of our team, drove our overall performance. However, industry fundamentals have continued to be challenging.”

Deckard added, “Liquidity is a top priority for Fairmount Santrol and in the second quarter we are pleased to have successfully worked with our valued lending partners to extend approximately $70 million of our B-1 term loans to July 2018. We are continuing to take the actions necessary to enhance our flexibility and improve our cost position, including the difficult second-quarter 2016 decisions to idle two facilities in Wisconsin and to further reduce positions across the organization. These actions resulted in an additional 10% combined workforce reduction, bringing total workforce reductions to approximately 40% since early 2015. We now believe we are appropriately staffed for our current business levels, and for the market environment in which we are operating.”

Deckard concluded, “We have concentrated our business into our most cost-effective locations, including the recently completed expansion of our low-cost, optimally located Wedron, Illinois, sand processing facility. We are also building upon our legacy of innovation by introducing new products that are aligned with today’s unique customer needs. While the market remains challenging and unpredictable, we believe we are well positioned to manage through the downturn and to participate in the eventual market recovery.”

Business Segments

Proppant Solutions Segment

Proppant Solutions volumes for the first quarter of 2016 were 1.5 million tons, up 12% compared with the fourth quarter of 2015 and down 14% compared with the prior-year period. Raw frac sand volumes were 1.4 million tons, a 13% sequential increase and a 5% decline compared with volumes for the same period a year ago. Coated proppant volumes were 112,704 tons, 1% lower versus the fourth quarter of 2015 and a 61% decline from the prior-year period.

Proppant Solutions revenues were $117.5 million in the first quarter, a 9% increase compared with $107.5 million in the fourth quarter of 2015 and a 57% decrease compared with $272.9 million in the same period a year ago. The sequential increase in revenues was driven by increased volumes sold and an increase of in-basin shipments. The positive impact from these factors was partially offset by pricing pressure across all product lines.

Adjusted contribution margin, which excludes $76,000 of restructuring costs for the Proppant Solutions segment, increased to $12.7 million in the first quarter compared with $9.5 million in the fourth quarter of 2015. Excess rail car costs reduced the adjusted contribution margins in first-quarter 2016 and fourth-quarter 2015 by $7.9 million and $9.0 million, respectively. Fourth-quarter 2015 contribution margin was adjusted for restructuring costs and impairment charges totaling $76.8 million. Contribution margin in the first quarter of 2015 was $83.8 million.

The Company continues to capitalize on the demand for cost-effective proppant solutions by leveraging its operational scale, extensive distribution network and unit train capabilities. In the first quarter of 2016, the Company shipped more than 70% of total Northern White frac sand volumes via unit trains. This was the fifth consecutive quarter in which the Company’s unit train deliveries increased.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 587,178 tons in first quarter 2016, up 6% from fourth-quarter 2015, and up approximately 11% compared with the first-quarter a year ago.

Revenues for the Industrial and Recreational segment were $28.0 million in first-quarter 2016, relatively flat with the $27.5 million last quarter and $28.6 million for the same period a year ago. Continued volume increases in the Company’s lower-priced Industrial and Recreational products offset some normal first-quarter seasonal declines as well as ongoing shifts in product mix.

Contribution margin for the Industrial and Recreational segment was $8.8 million in first-quarter 2016 versus $7.1 million in first-quarter 2015. The 25% year-over-year increase was predominately due to higher sales across almost all markets and reduced costs resulting from our implemented company-wide efficiency initiatives. Fourth-quarter 2015 contribution margin was $9.5 million and was adjusted for restructuring charges totaling $410,000.

Balance Sheet and Other Information

Cash and cash equivalents totaled $143.9 million, and total debt was $1.22 billion as of March 31, 2016.

In the first quarter, operating cash flow was an $8.6 million use of cash, which was primarily due to an increase in first-quarter revenues and related accounts receivable, which we expect to collect in the second quarter, and the timing of certain large annual payments, such as real estate taxes and prior year incentives, that were made during the first quarter. Capital expenditures were $13.7 million in first-quarter 2016, which included $3.2 million of stripping costs. The majority of capital expenditures were related to the continued expansion of Fairmount Santrol’s Wedron facility, as the Company neared completion of this project. First-quarter 2016 capital expenditures were down 38% from fourth-quarter 2015 and down 57% from first-quarter 2015. The Company still expects full-year 2016 capital expenditures, excluding stripping costs, to be in a range of $15 million to $20 million.

On April 28, 2016, Fairmount Santrol amended its term loan facility. Under the terms of the amendment, the Company committed to certain of its B-1 lenders a prepayment of $69.6 million, plus accrued interest. Absent this prepayment, the Company would have been obligated to make a 2016 second-quarter excess cash flow payment of $39.3 million on April 29, 2016. This prepayment effectively accelerated $30.6 million of cash payments by the Company. These lenders in turn agreed to extend the maturity date to July 15, 2018, for $69.6 million of B-1 loans, which were originally due March 15, 2017.

Outlook

Due to the ongoing uncertainty in the oil and gas markets, the Company is continuing to suspend its earnings guidance.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, restructuring charges and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

Segment contribution margin is defined as total revenues less the cost of goods sold to produce and deliver the products of each segment and selling, general and administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment. Adjusted contribution margin is defined as contribution margin excluding the impact of transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, restructuring charges and certain other non-cash income or expenses.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, May 10th, at 10 a.m. Eastern Time to discuss the Company’s 2016 first-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 97122681. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 97122681. The replay of the call will be available through May 17, 2016.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products, including Propel SSP™; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share amounts)
Revenues	$145,458	$301,490
Cost of goods sold (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	118,464	202,548
Operating expenses
Selling, general and administrative expenses	16,625	24,020
Depreciation, depletion and amortization expense	18,586	16,223
Stock compensation expense	1,653	1,883
Restructuring charges	76	324
Other operating expense (income)	330	(313)

Income (loss) from operations	(10,276)	56,805
Interest expense, net	17,262	15,308
Other non-operating expense (income)	(5)	—

Income (loss) before provision for income taxes	(27,533)	41,497
Provision (benefit) for income taxes	(15,754)	10,617

Net income (loss)	(11,779)	30,880
Less: Net income (loss) attributable to the non-controlling interest	(3)	121

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(11,776)	$30,759

Earnings (loss) per share
Basic	$(0.07)	$0.19
Diluted	$(0.07)	$0.18
Weighted average number of shares outstanding
Basic	161,446	160,949
Diluted	161,446	166,331

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Net income (loss)	$(11,779)	$30,880
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and depletion	17,451	14,920
Amortization	2,827	2,993
Reserve for doubtful accounts	1,878	—
Write-off and impairment of long-lived assets	76	—
Inventory reserve adjustment	—	1,241
(Gain) loss on sale of fixed assets	(112)	—
Unrealized loss on interest rate swaps	—	18
Deferred income taxes and taxes payable	(16,139)	262
Stock compensation expense	1,653	1,883
Change in operating assets and liabilities:
Accounts receivable	(9,608)	28,650
Inventories	1,103	14,624
Prepaid expenses and other assets	6,234	3,567
Accounts payable	1,980	(17,255)
Accrued expenses	(4,150)	(4,363)

Net cash provided by (used in) operating activities	(8,586)	77,420

Cash flows from investing activities
Proceeds from sale of fixed assets	588	—
Capital expenditures	(13,744)	(31,855)

Net cash used in investing activities	(13,156)	(31,855)

Cash flows from financing activities
Payments on long-term debt	(3,128)	(3,128)
Change in other long-term debt and capital leases	(1,724)	(1,479)
Proceeds from option exercises	101	786
Tax effect of stock options exercised and dividend equivalents	(738)	(124)
Distributions to non-controlling interest	(535)	—

Net cash used in financing activities	(6,024)	(3,945)

Change in cash and cash equivalents related to assets classified as held-for-sale	34	—
Foreign currency adjustment	118	(171)

Increase (decrease) in cash and cash equivalents	(27,614)	41,449

Cash and cash equivalents:
Beginning of period	171,486	76,923

End of period	$143,872	$118,372

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	March 31, 2016	December 31, 2015
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$143,872	$171,486
Accounts receivable, net	82,619	73,566
Inventories	69,392	70,494
Prepaid expenses and other assets	33,219	39,910
Current assets classified as held-for-sale (includes cash, accounts receivable, inventories, and property, plant, and equipment)	2,861	4,218

Total current assets	331,963	359,674
Property, plant and equipment, net	862,224	870,997
Deferred income taxes	834	834
Goodwill	15,301	15,301
Intangibles, net	95,354	96,482
Other assets	10,294	10,961

Total assets	$1,315,970	$1,354,249

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$100,307	$17,385
Accounts payable	37,505	40,421
Accrued expenses	21,915	26,785
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	456	934

Total current liabilities	160,183	85,525
Long-term debt	1,119,597	1,205,721
Deferred income taxes	73,502	89,569
Other long-term liabilities	36,327	33,802

Total liabilities	1,389,609	1,414,617
Equity
Common stock	2,392	2,391
Additional paid-in capital	777,720	776,705
Retained earnings	393,268	405,044
Accumulated other comprehensive income (loss)	(19,666)	(17,693)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	310	848

Total equity (deficit)	(73,639)	(60,368)

Total liabilities and equity	$1,315,970	$1,354,249

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,413,248	1,487,414
Coated proppant	112,704	290,568

Total Proppant Solutions	1,525,952	1,777,982
Industrial & Recreational Products	587,178	530,768

Total volumes	2,113,130	2,308,750

Revenues
Proppant Solutions	$117,463	$272,869
Industrial & Recreational Products	27,995	28,621

Total revenues	145,458	301,490
Segment contribution margin
Proppant Solutions	12,608	83,819
Industrial & Recreational Products	8,846	7,076

Total segment contribution margin	21,454	90,895

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
	(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net (loss) income attributable to Fairmount Santrol Holdings Inc.	$(11,776)	$30,759	$(90,831)
Interest expense, net	17,262	15,308	16,077
Provision (benefit) for income taxes	(15,754)	10,617	(13,996)
Depreciation, depletion, and amortization expense	18,586	16,223	18,995

EBITDA	8,318	72,907	(69,755)
Non-cash stock compensation expense(1)	1,653	1,883	(2,655)
Loss on disposal of assets(2)	—	—	7,288
Impairment of long-lived assets(3)	76	—	299
Restructuring charges(4)	—	324	263
Impairment of goodwill(5)	—	—	69,246

Adjusted EBITDA	$10,047	$75,114	$4,686

(1) Represents the cost in the period for stock-based awards issued to our employees.
(2) Includes losses related to the sale and disposal of property, plant, and equipment.
(3) Expenses associated with the impairment of an international production facility.
(4) Expenses associated with restructuring activities and plant closures, including pension withdrawal and other liabilities, asset impairments and severance payments.
(5) Expenses associated with the impairment of goodwill in the Proppant Solutions segment.

Reconciliation of adjusted segment contribution margin
Proppant Solutions
Segment contribution margin	$12,608	$83,819	$(67,364)
Restructuring charges & other adjustments(A)	76	—	76,833

Proppant Solutions adjusted segment contribution margin	12,684	83,819	9,469
Industrial & Recreational Products
Segment contribution margin	8,846	7,076	9,869
Restructuring charges & other adjustments(B)	—	—	(410)

Industrial & Recreational Products adjusted segment contribution margin	8,846	7,076	9,459

Total adjusted segment contribution margin	$21,530	$90,895	$18,928

(A)	Adjustments in the three months ended March 31, 2016 include expenses associated with the impairment of an international production facility. Adjustments in the three months ended December 31, 2015 include losses related to the sale and disposal of property, plant, and equipment, expenses associated with the impairment of an international production facility, and expenses associated with the impairment of goodwill.
(B)	Adjustments in the three months ended December 31, 2015 include adjustments to the withdrawal liability of defined benefit pension plans.